RESTATED  AND AMENDED CERTIFICATE OF INCORPORATION
                               OF
                            PLR, INC.


PLR, Inc., A Close Corporation organized under the laws of Delaware, the certificate of incorporation of which was filed in the office of the Secretary of State of Delaware the 22nd day of February, 1993 and recorded in the office of the Recorders of New
Castle County, now desires to restate its certificate of incorporation as A Stock Corporation and as follows:

FIRST:  The name of the corporation is INTEGRATED CARBONICS CORP.


        SECOND:  Registered Office and Agent (Unchanged)

The address of the registered office of the Corporation in the State of Delaware is 25 Greystone Manor, Lewes, DE 19958, County of Sussex. The name of its registered agent is Harvard Business Services, Inc., at said address, until such time as another agent is duly authorized and appointed by the Corporation.

                  THIRD:  Purpose and Business

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under General Corporation Law of the State of Delaware, including, not limited to the following:

The Corporation may at any time exercise such rights, privileges and powers, when not inconsistent with the purposes and object for which this Corporation is organized:

The Corporation shall have power to have succession by its corporate name in perpetuity, or until dissolved and its affairs would up according to law;

The Corporation shall have power to sue and be sued in any court of law or equity;

The Corporation shall have power to make contracts;

The Corporation shall have power to hold, purchase and convey real and personal estate and to mortgage or lease any such real and personal estate with its franchises. The power to hold real and personal estate shall include the power to take the same by devise or bequest in the State of Delaware, or in any other state, territory or country;

The Corporation shall have power to appoint such officers and agents as the affairs of the Corporation shall require and allow them suitable compensation.

The Corporation shall have power to make bylaws not inconsistent with the constitution or laws of the United States, or of the State of Delaware, for the management, regulation and government of its affairs and property, the transfer of its stock, the transaction of its business and the calling and holding of meetings of stockholders.

The Corporation shall have the power to wind up and dissolve itself, or be wound up or dissolved;

The Corporation shall have the power to adopt and use a common seal or stamp, or not to use such seal or stamp and if one is used, to alter the same. The use of a seal or stamp by the Corporation on any corporate documents is not necessary. The Corporation may use a seal or stamp, if it desires, but such use or non-use shall not in any way affect the legality of the document;

The Corporation shall have the power to borrow money and contract debts when necessary for the transaction of its business, or for the exercise of its corporate rights, privileges or franchises or for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures and other obligations and evidence of indebtedness, payable at a specified time or times, or payable upon the happening of a specified event or events, whether secured by mortgage, pledge or otherwise, or unsecured, for money borrowed, or in payment for property purchased, or acquired, or for another lawful object;

The Corporation shall have the power to guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or evidence of indebtedness created by any other corporation or corporations of the State of Delaware, or any other state or government and while the owner of such stock, bonds, securities or evidence of indebtedness, to exercise all the rights, powers and privileges of ownership, including the right to vote, if any;

The Corporation shall have the power to purchase, hold, sell and transfer shares of its own capital stock and use therefor its capital surplus, surplus or other property or fund;

The Corporation shall have the power to conduct business, have one or more offices and hold, purchase, mortgage and convey real and personal property in the State of Delaware and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia and any foreign country;

The Corporation shall have the power to do all and everything necessary and proper for the accomplishment of the objects enumerated in its articles of incorporation, or any amendments thereof, or necessary or incidental to the protection and benefit of the Corporation and, in general, to carry on any lawful business necessary or incidental to the attainment of the purpose of the Corporation, whether or not such business is similar in nature to the purpose set forth in the articles of incorporation of the Corporation, or any amendment thereof;
The Corporation shall have the power to make donations for the public welfare or for charitable, scientific or educational purposes;

The Corporation shall have the power to enter partnerships, general or limited, or joint ventures, in connection with any lawful activities.

                     FOURTH:  Capital Stock

Classes and Number of Shares. The total number of shares of stock, which the Corporation shall have authority to issue is Sixty Million (60,000,000), consisting of Fifty Million (50,000,000) shares of Common Stock, par value of $0.001 per share (`the "Common Stock"') and Ten Million (10,000,000) shares of Preferred Stock, par value of $0.001 per share (`the "Preferred Stock"').

Powers and Rights of Common Stock

Preemptive Right. No shareholders of the Corporation holding common stock shall have any preemptive or other right to subscribe for any additional unissued or treasury shares of stock or for other securities of any class, or for rights, warrants or options to purchase stock, or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges unless so authorized by the Corporation;

Voting Rights and Powers. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of the Common Stock shall be entitled to cast thereon one (`1') vote in person or by proxy for each share of the Common Stock standing in his name.

Dividends and Distributions

Cash Dividends.  Subject to the rights of holders of Preferred
Stock, holders of Common Stock shall be entitled to receive such cash dividends as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor;

Other Dividends and Distributions. The Board of Directors may issue shares of the Common Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up of the shares of the Common Stock;

Other Rights.  Except as otherwise required by the General
Corporation Law of the State of Delaware and as may otherwise be provided in these Articles of Incorporation, each share of the Common Stock shall have identical powers, preferences and rights, including rights in liquidation;

Preferred Stock. The powers, preferences, rights, qualifications, limitations, and restrictions pertaining to the Preferred Stock, or any series thereof, shall be such as may be fixed, from time to time, by the Board of Directors in its sole discretion, authority to do so being hereby expressly vested in such Board.

Issuance of Common Stock and the Preferred Stock. The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any of all shares of the Common Stock and the Preferred Stock herein authorized in accordance with the terms and conditions set forth in these Articles of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration and in the case of the Preferred Stock, in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law. The Board of Directors, from time to time, also may authorize, by resolution, options, warrants and other rights convertible into Common or Preferred stock (collectively "securities.") The securities must be issued for such consideration, including cash, property, or services, as the Board of Directors may deem appropriate, subject to the requirement that the value of such consideration be no less than the par value of the shares issued. Any shares issued for which the consideration so fixed has been paid or delivered shall be fully paid stock and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon, provided that the actual value of such consideration is not less than the par value of the shares so issued. The Board of Directors may issue shares of the Common Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up of the shares of the Common Stock only to the then holders of the outstanding shares of the Common Stock.

Cumulative Voting. Except as otherwise required by applicable law, there shall be no cumulative voting on any matter brought to a vote of stockholders of the Corporation.

                   FIFTH:  Adoption of Bylaws.

In the furtherance and not in limitation of the powers conferred by statute and subject to Article Sixth hereof, the Board of Directors is expressly authorized to adopt, repeal, rescind, alter or amend in any respect the Bylaws of a Corporation ("the "Bylaws"").

            SIXTH:  Shareholder Amendment of Bylaws.

Notwithstanding Article Fifth hereof, the Bylaws may also be adopted, repealed, rescinded, altered or amended in any respect by the stockholders of the Corporation, but only by the affirmative vote of the holders of not less than seventy-five percent (75%) of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single voting class.

                  SEVENTH:  Board of Directors.

The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. Except as may otherwise be provided pursuant to Section 4 of Article Fourth hereof in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, the exact number of directors of the Corporation shall be determined from time to time by a Bylaw or amendment thereto, providing that the number of directors shall not be reduced to less than two (2). The directors holding office at the time of the filling of these Articles of Incorporation shall continue as directors until the next annual meeting and/or until their successors are duly chosen.

              EIGHTH:  Term of Board of Directors.

Except as otherwise required by applicable law, each director shall serve for a term ending on the date of the third Annual Meeting of Stockholders of the Corporation (the "Annual Meeting") following the Annual Meeting at which such director was elected. All directors, shall have equal standing.

Notwithstanding the foregoing provisions of this Article Eighth each director shall serve until his successor is elected and qualified or until his death, resignation or removal; no decrease in the authorized number of directors shall shorten the term of any incumbent director, and additional directors, elected pursuant to Section 4 of Article Fourth hereof in connection with rights to elect such additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, shall not be included in any class, but shall serve for such term or terms and pursuant to such other provisions as are specified in the resolution of the Board of Directors establishing such class or series.

            NINTH:  Vacancies on Board of Directors.

Except as my otherwise be provided pursuant to Section 4 of Article Fourth hereof in connection with rights to elect additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, newly created directorships resulting from any increase in the number of directors, or any vacancies on the Board of Directors resulting from death, resignation, removal or other causes, shall be filled solely by the affirmative vote of a majority of the remaining directors then in office even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified or until such director's death, resignation or removal, whichever first occurs.

                  TENTH:  Removal of Directors.

Except as may otherwise be provided pursuant to Section 4 of Article Fourth hereof in connection with rights to appoint additional directors under specified circumstances, which may be granted to the holders of any class or series of Preferred Stock, any director may be removed from office only for cause and only by affirmative vote of the holders of not less a majority of the voting power of all outstanding shares of voting stock entitled to vote in connection with the election of such director, provided, however, that where such removal is approved by a majority of the Directors, the affirmative vote of a majority of the voting power of all outstanding shares of
____________________.

No director of this Corporation shall have personal liability to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director of officers involving any act or omission of any such director or officer. The foregoing provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the General Corporation Law of the State of Delaware,
(iv) the payment of dividends in violation of applicable Sections of the General Corporation Law of the State of Delaware or, (v) for any transactions from which the director derived an improper personal benefit. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

IN TESTIMONY WHEREOF, and in compliance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended, providing for the amendment of certificate of incorporation, I, Harry Hurst, Jr., the Authorized Officer of PLR, Inc., do make, file and record this restated Certificate, and do certify that the facts herein stated are true and I have accordingly hereunto set my hand to this certificate this 26th day of March, 1996.



BY:  //ss Harry Hurst, Jr., President
        Authorized Officer (title)